Exhibit 10.1

AGREEMENT

                  AGREEMENT made as of the 31st  day of March, 2003 (hereinafter referred to as the “Agreement”), by and between Kirk E. Gorman, (hereinafter referred to as “Employee”) and Universal Health Services, Inc. (hereinafter referred to as the “Company”).

W I T N E S S E T H :

                  WHEREAS, Employee was the Chief Financial Officer of the Company, and an officer of the Company; and

                  WHEREAS, Employee ceased being the Chief Financial Officer and an officer of the Company on February 11, 2003; and

                  WHEREAS, the Company and Employee now desire to resolve amicably all outstanding issues, rights and obligations by and between them and to embody those understandings in this Agreement.

                  NOW, THEREFORE, in consideration of the premises and of the representations, promises and obligations herein contained, the parties hereto agree as follows:

          1.     The Company agrees to pay Employee a special payment in the amount of       $ 440,000.00, less applicable withholding and employee deductions, within five business days hereof.  It is understood that this payment consists of  payment for any and all amounts which may be owed to Employee by the Company through date of this Agreement, including but not limited to, any bonus which the Company may elect to pay him for 2002, and all accrued vacation time which Employee has not used.  In addition, the Company agrees to reimburse Employee for those reasonable documented business expenses incurred by Employee through

March 31, 2003 (in an amount not to exceed $1,200) in accordance with the Company’s reimbursement policies.

          2.     Employee shall be employed by the Company from the date of this Agreement through November 30, 2003 (the “Employment Period”), at the rate of $350,000 per annum, provided that Employee is not terminated for “cause.”  Payments shall be made to the Employee in accordance with the Company’s regular procedures.  Cause shall consist of (i) the commission of any illegal or immoral act by Employee, (ii) willful failure to follow Company policies or directions of the Chief Executive Officer as provided by the terms of this Agreement, upon 10 days’ written notice to cure and Employee’s subsequent failure to cure, or (iii) the material breach of the material terms of this Agreement, including the failure to make the timely payment to the Company provided in paragraph 3 hereof.  During the Employment Period, Employee will report directly to the President and Chief Executive Officer, and will perform such duties as are assigned to him by and at the discretion of the Company’s Chief Executive Officer or Board of Directors (the “Board”), including without limitation advising the Company with respect to its operations within France. It is agreed that such duties shall, in substance, not be substantially different than the duties currently performed by Employee.  Employee shall make himself available to the Company on a reasonable basis but shall not report to the Company’s offices unless required by the Chief Executive Officer, and Employee shall not be required to work more than 30 hours per week or 90 hours in a month.  At the request of the Chief Executive Officer, Employee will travel to France in accordance with the Company’s travel and reimbursement policies to carry out his responsibilities under this Agreement.  It is understood that during the  Employment Period, Employee may engage in other activities, including outside employment, provided he is able to perform his obligations under  this Agreement.  The Company and Employee further understand and agree that the Company may, as its sole option, request that the Employee provide consulting services to the Company for a 6-month period to commence on December 1, 2003.  The Employee’s compensation for any such consulting services would be at the rate of $350,000 per annum.

          3.     On or before April 30, 2003 (time being of the essence), Employee shall repay to the Company in immediately available funds $736,082.00, which amount represents the payment due under stock option loans due on or after November 30, 2003 as set forth on Exhibit A hereto. During the Employment Period, to the extent that Employee remains employed with the Company, the remaining stock option loans from the Company to Employee set forth on Exhibit A hereto shall continue to be forgiven in accordance with the terms of the loan, but any loans remaining outstanding at the end of the Employment Period or other termination of employment shall be repaid upon such termination in immediately available funds.  With respect to any stock option loans that have been forgiven prior to the date of this Agreement, the Company shall return to Employee the original promissory notes, each to be marked “canceled,” within five business days of this Agreement.  Additionally, the Company shall return to Employee each original promissory note paid or forgiven after March 31, 2003 within five business days of the payment or forgiveness (each such note also to be marked “canceled”).

          4.     The Company and Employee agree that all restricted stock which has been granted to Employee pursuant to the Employee Restricted Stock Plan and any outstanding stock options granted to Employee pursuant to the 1992 Stock Option Plan as amended shall be canceled on the date hereof, whether vested or unvested, and shall not be exercisable by the Employee.  All other agreements between Employee and the Company, other than this Agreement, the promissory notes representing the stock option loans and the indemnification rights set forth in Paragraph 6 hereof shall be terminated.  Notwithstanding anything in this paragraph to the contrary, it is further understood and agreed to by the parties that this paragraph and this Agreement do not affect, terminate or modify (a) the Employee’s rights to or eligibility for indemnification under the Restated Certificate of Incorporation or By-Laws of the Company, any Director and Officer insurance policy that the Company may have in effect, or as provided by statute or law; or (b) the Employee’s rights under any tax-qualified pension or 401(k) plan or the UHS, Inc. Supplemental Deferred Compensation Plan.

          5.     During the Employment Period, except as expressly provided herein, Employee will not be eligible to receive all of the benefits which he is currently receiving.  During the Employment Period, Employee will be entitled to participate in the medical, life or other insurance plans available to employees of the Company generally and the Company will continue to pay the same portion of the Employee’s premiums for such insurance plans that it currently pays.

          6.     Employee for himself and for the executors and administrators of his estate, his heirs, successors and assigns, hereby releases and forever discharges the Company and its subsidiaries and affiliates, and its or their officers, directors, employees, agents, attorneys and stockholders and the respective executors, administrators, heirs, successors and assigns of the foregoing, from any and all claims, actions, causes of action, suits, sums of money, debts, dues, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, demands or damages of any nature whatsoever or by reason of any matter, cause or thing regardless of whether known or unknown at present, which against the Company and its subsidiaries and affiliates or any of its or their officers, directors, employees, agents, attorneys and stockholders Employee ever had, now has or hereafter can, shall or may have for, upon, or by reason of, any matter, cause or thing whatsoever from the beginning of the world to the date hereof including, but not limited to, any matter relating to or arising out of the employment of Employee or termination thereof under any contract, tort, federal, state or local fair employment practices or civil rights law including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Pennsylvania Human Rights Law, the Pennsylvania Labor Law, the federal Family and Medical Leave Act, or any claim for physical or emotional distress or injuries, or any other duty or obligation of any kind or description, including any implied covenant of good faith and fair dealing, implied contract of permanent employment or the tortious or willful discharge of employment, provided, however, that nothing in this release shall preclude Employee from enforcing any of his rights or entitlement to benefits hereunder or exercising any rights to indemnification to which he may be entitled under the Restated Certificate of Incorporation or By-laws of the Company or under any  Director and Officer insurance policy that the Company may have in effect, or as provided by statute or law.  The parties also agree that notwithstanding anything in this paragraph to the contrary, the Employee is not releasing any rights under any tax-qualified pension or 401(k) plan or the UHS, Inc. Supplemental Deferred Compensation Plan.  This Agreement does not either affect the rights and responsibilities of the Equal Employment Opportunity Commission to enforce the Age Discrimination in Employment Act, or justify interfering with the protected right of an employee to file a charge or participate in an investigation or proceeding conducted by the

Equal Employment Opportunity Commission under the Age Discrimination in Employment Act.  In the event the Equal Employment Opportunity Commission commences a proceeding against the Company in which Employee is a named party, Employee agrees to waive and forego any monetary claims which may be alleged by the Equal Employment Opportunity Commission to be owed to Employee.  The Company, for itself, and for its subsidiaries, affiliates, successors and assigns, hereby releases and forever discharges the Employee and his executors, administrators, heirs, successors and assigns, from any and all claims, actions, causes of action, suits, sums of money, debts, dues, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, demands or damages of any nature whatsoever or by reason of any matter, cause or thing regardless of whether known or unknown at present, which against the Employee, the Company or its subsidiaries or affiliates ever had, now has or hereafter can, shall or may have for, upon, or by reason of, any matter, cause or thing whatsoever from the beginning of the world to the date hereof  to the extent it relates to or arises out of the issues relating to the termination of Employee as publicly disclosed by the Company.  The Company further represents that it, through its executive officers, members of its Board of Directors or outside counsel,  has no knowledge of any fact or circumstance which gives rise to a claim or potential claim that the Company has against such Employee relating to any other matter.  Notwithstanding anything in this paragraph to the contrary, neither the Company nor the Employee releases any rights or obligations each may have under this Agreement.

          7.     Employee acknowledges that, during the course of his employment, he has had access to confidential and proprietary information, documents and other materials relating to the Company which are not generally known to persons outside the Company (whether conceived or developed by Employee or others) and confidential information, documents and other materials entrusted to the Company by third parties, including, without limitation, financial information, trade secrets, techniques, know-how, marketing and other business plans, customer lists, data, strategies and forecasts, and the substance of arrangements and agreements with customers, suppliers and others (collectively, “Confidential Information”).  Information known by Employee prior to his employment with the Company will not be considered to be Confidential Information hereunder.  Any Confidential Information conceived or developed by Employee during the period of his employment is the exclusive property of the Company.  Except as specifically authorized by the Company, Employee will not disclose Confidential Information to any third person, firm or entity or use Confidential Information for his own purposes or for the benefit of any third person, firm or entity other than (1) as may be legally required in response to any summons, order or subpoena issued by a court or governmental agency, or (2) Confidential Information which is or becomes available to the general public through no act or failure to act by Employee.

          8.    Employee agrees that during the Employment Period and for one year thereafter, he will not, directly or indirectly, (i) request or cause any suppliers, customers or clients of the Company to cancel or terminate any business relation with the Company, or (ii) solicit, induce or otherwise attempt to influence any employee of the Company or any subsidiary or other affiliate thereof to leave employment therewith; provided that any solicitation through a general advertisement by an entity by which Employee is employed or to which he  is otherwise affiliated shall not be a violation of this provision..

          9.     Employee agrees that he will cooperate with the Company during and following the Employment Period by making himself reasonably available to testify on behalf of the Company or any subsidiary or affiliate of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to reasonably assist the Company or any such subsidiary or affiliate in any such action, suit, or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company or any such subsidiary or affiliate, as reasonably requested; provided, however, that the same does not materially interfere with his then current professional activities.  The Company will reimburse Employee for all expenses reasonably  incurred by him in connection with such provision of testimony or assistance.

          10.     The Company and Employee mutually agree to keep confidential the terms of this Agreement and not to disclose any term of this Agreement to any other person or entity, except for Employee’s family, accountants and attorneys (who will also be subject to this confidentiality agreement), and the Company’s obligation, if any, to disclose such information under the Securities Act of 1933, Securities Exchange Act of 1934, and the Rules and Regulations promulgated thereunder.  In the event that Employee is required by law to disclose any term of this Agreement, Employee agrees to give the Company ten days written notice prior to any such disclosure, or such shorter time period as mandated by law or is otherwise practicable.

          11.     Employee shall not make any statements, either directly or through other persons or entities, which are disparaging to the Company or any of its affiliates, management, officers, directors, services, products, operations, prospects or other matters relating to the Company’s businesses. The Company shall not make any statements, either directly or through other persons or entities, which are disparaging to Employee.  The

Company through its Chief Executive Officer agrees that, upon request of Employee, it will provide references upon substantially the terms set forth in Exhibit B.

          12.     Employee acknowledges and agrees that damages in an action at law for breach of any of the provisions of paragraphs 7, 8, 9, 10 and 11 will be difficult to determine and will not afford a full and adequate remedy and, therefore, agrees that the Company, in addition to seeking damages in an action at law, may seek specific performance and such equitable or other remedies as may be available for breach of this paragraph, including, without limitation, the issuance of a temporary or permanent injunction, without the necessity of a bond.

          13.     The Company has advised Employee to consult with an attorney prior to executing this Agreement and, in fact, Employee has been represented by the law firm of Stradley Ronon  Stevens & Young, LLP, Philadelphia Pennsylvania.  By executing this Agreement, Employee acknowledges that (a) he has been provided an opportunity to consult with an attorney or other advisor of his choice regarding the terms of this Agreement, and (b) this is a final offer.  The Company reserves the right to change or revoke this Agreement prior to Employee’s execution hereof.  This Agreement shall be fully effective and binding upon all parties hereto immediately upon execution of this Agreement except as to rights or claims arising under the ADEA.  Employee further covenants not to contest the validity of all releases under this Agreement.

          14.     Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, or by overnight delivery service addressed as follows:

To Mr. Gorman:	1566 Hancock Lane
Wayne PA 19087

With a copy to:	Ellen Rosen Rogoff, Esq.
Stradley Ronon Stevens & Young, LLP
One Commerce Square
Philadelphia, PA 19103

To the Company at:	Universal Health Services, Inc.
Universal Corporate Center
367 South Gulph Road
King of Prussia, PA 19406
Attention: President

With a copy to:	Warren J. Nimetz, Esq.
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103

or at such other address as may be indicated in writing by any party to the other parties in the manner provided herein for giving notice.

          15.     In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.  This Agreement will survive the termination of any arrangements contained herein and is binding on and will inure to the benefit of each of the parties and their respective affiliates, heirs, executors, administrators, successors and assigns.

          16.     This Agreement shall be governed by the substantive laws of the Commonwealth of Pennsylvania, without giving effect to any principles of conflicts of law.

          17.     Each of the parties agrees to do and perform or cause to be done and performed all further acts and shall execute and deliver all other documents necessary on its part to carry out the intent and accomplish the purposes of this Agreement and the transaction contemplated hereby.

          18.     This Agreement sets forth the entire agreement between the parties hereto concerning the subject matter hereof and may not be changed without the written consent of each of the parties.

IN WITNESS WHEREOF, the parties have each executed this Agreement as of the date first written above.

UNIVERSAL HEALTH SERVICES, INC.

By:	/s/ ALAN B. MILLER

Name:	Alan B. Miller
Title:	President and Chief Executive Officer

/s/ KIRK E. GORMAN

Kirk E. Gorman

EXHIBIT A

Forgiveness Date		Remaining Outstanding

2-May-03	$166,242.19	$1,613,070.37
5/30/2003	$170,567.19	$1,442,503.18
9/20/2003	$92,771.25	$1,349,731.93
10/27/2003	$237,131.64	$1,112,600.29
11/29/2003	$218,250.32	$894,349.97
11/30/2003	$158,267.97	$736,082.00

	$1,043,230.56

Other Loans	Amount

04/30/2001	$141,773.51
10/23/2001	$260,818.33
11/21/2001	$82,495.05
03/15/2002	$80,482.63
04/04/2002	$47,331.72
06/21/2002	$123,180.76

Due 4/30/2003	$736,082.00

Total All Loans	$1,779,312.56

EXHIBIT B

Kirk Gorman has been employed by Universal Health Services, Inc. for sixteen years.  He served as CFO for over ten years.  During this period, the Company grew in size to over $3.3 billion in revenues.

Kirk made many contributions to UHS and was well liked and respected by his colleagues, management and the investing community.  The company has the utmost regard for his integrity and capabilities.

Kirk will be an asset to any company with which he is involved.  I highly recommend him.

If asked about Kirk’s termination as CFO, the response shall be:

The management change was as a result of communications between Kirk Gorman and the Company’s independent auditors regarding his views on their respective responsibilities.

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